For Immediate Release

Contact:                 Investor Relations
Owens Realty Mortgage, Inc.
www.owensmortgage.com
(925) 239-7001
Owens Realty Mortgage, Inc. Reports Third Quarter 2017 Financial Results

WALNUT CREEK, CA. – November 8, 2017 – Owens Realty Mortgage, Inc. (the "Company") (NYSE American: ORM) today reported financial results for the third quarter ended September 30, 2017.

Third Quarter 2017 Financial Highlights
•	Net income attributable to common stockholders of $156,320, or $0.02 per fully-diluted common share
•	Book value attributable to common stockholders of $22.12 per common share at September 30, 2017 as compared to $21.03 per common share at December 31, 2016
•	Declared quarterly dividends of $0.10 per share of common stock
•	Repurchased 183,564 shares of our common stock during the quarter for a total cost of $3,197,000 and an average cost of $17.42 per share

Third Quarter 2017 Operational Highlights
•
Originated three new loans in the quarter totaling $6,847,000 (note amount), extended the maturity date on one loan with a principal balance of $522,000 and received full or partial payoffs on ten loans totaling $32,878,000

•	Average balance of performing loans for the three months ended September 30, 2017 as compared to the three months ended September 30, 2016 increased by approximately 34%
•
Sold one office condominium unit in Roseville, California, one condominium unit at Zalanta and 1,000 square feet of commercial floor coverage area in Tahoe Stateline Venture for net proceeds of $2,288,000 resulting in gains totaling $582,000

Subsequent Events

•
During the month ended October 31, 2017 (following the end of the quarter), the Company repurchased another 12,774 shares of its Common Stock under the 2017 Repurchase Plan for a total cost of approximately $230,000 (including commissions) and an average cost of $17.99 per share

•	During the month ended October 31, 2017, the Company originated five new loans totaling $25,025,000 (note amount)

"Although our third quarter loan production was relatively low, we do not believe this is any indication of a trend, and as of the end of the third quarter, the Company had approximately $30 million in closed but unfunded advances on existing loans which will likely increase the portfolio in the future.  Estimated production in the fourth quarter appears to be substantial, which is typically a strong period for our loan production." said Bryan Draper, the Company's CEO.
As previously reported, the Board of Directors and the Company's external manager, Owens Financial Group, Inc., (the "Manager") agreed to adjust the methodology used to calculate the management fee payable to the Manager, which is designed to reduce management fees. This fee reduction, which took effect in July 2017, has generated approximately $198,000 of cost savings for the Company in the third quarter (as compared to our historical calculation of the management fee). The revised management fee will remain in effect until the end of the month in which the Company's next stockholders' meeting is held.

Also, as of October 31, 2017, the Company has repurchased a total of 196,338 shares of its Common Stock for $3,427,000 as part of the Company's $10,000,000 stock repurchase plan, bringing the total shares acquired since 2013 to 1,146,980 at a cost of approximately $16,279,000.
Mr. Draper added, "The revised fee structure provided better terms to our stockholders this quarter while enhancing their returns and resulting in cost savings to the Company. Returning capital to our shareholders, through a mix of our dividends and share repurchases, has always been and remains a strategic priority for the Company.

"We remain committed to delivering a consistent, competitive risk‐adjusted yield to shareholders, while maintaining a strong balance sheet, through dividends, share repurchases, active portfolio management, and execution of our business strategy of liquidating real estate assets and investing proceeds into commercial real estate loans."

Summary of Third Quarter 2017 Financial Results
The Company reported net income attributable to common stockholders of $156,320, or $0.02 per fully-diluted common share, for the quarter ended September 30, 2017 as compared to net income of $15,732,661, or $1.54 per fully-diluted common share, for the quarter ended September 30, 2016. The decrease was primarily a result of the following:

•
A decrease in gain on sales of real estate of $19,613,000 during the three months ended September 30, 2017, as compared to 2016, due to the sales of four real estate properties during the three months ended September 30, 2016, resulting in gain on sales of real estate totaling $20,195,000 (or $16,479,000 net of $3,716,000 gain attributable to non-controlling interest). We sold two properties during the three months ended September 30, 2017, resulting in gain on sales of real estate totaling $582,000.

•
An increase in income tax expense (from income tax benefit) of $1,537,000 for the three months ended September 30, 2017, as compared to 2016, primarily due to an increase in the valuation allowance recorded against deferred tax assets as a result of higher construction costs and lower expected gains from the sales of the ZRV assets in the future. The income tax benefit during 2016 was due to the conversion of ZRV into a taxable REIT subsidiary and the contribution of additional real estate assets into ZRV with book and tax basis differences that required the recording of deferred tax assets.

•
A decrease in rental and other income from real estate properties net of expenses on such properties of $131,000 for the three months ended September 30, 2017 (from income of $146,000 during the three months ended September 30, 2016 to income of $15,000 during the three months ended September 30, 2017) as a result of the sale of four properties during 2016, increased operating expenses on our assisted living facility located in Bensalem, Pennsylvania and increased marketing and other operating costs related to the ZRV condominiums recently completed. Many of the remaining properties held by us are non-operating properties that do not generate income and, thus, will likely continue to generate losses until they are disposed of in 2017 and beyond.

•
An increase in general and administrative expense of $172,000 during the three months ended September 30, 2017, as compared to 2016, as a result of higher legal and consulting expenses incurred in 2017 relating to shareholder activism, regulatory compliance matters and evaluation of strategic options related to our external management structure.

The items that decreased net income during the three months ended September 30, 2017 were partially offset by the following:

•
An increase in interest income on loans of $707,000 during the three months ended September 30, 2017, as compared to 2016, due primarily to an increase in the average balance of performing loans between the three months ended September 30, 2017 and 2016 of 34%.

•
A decrease in interest expense of $489,000 during the three months ended September 30, 2017, as compared to 2016, due to the sale of the TOTB Miami properties and the repayment of the debt securing the properties during the third quarter of 2016 and due to a decrease in the average balance on our line of credit during the three months ended September 30, 2017, as compared to 2016, as we repaid the line of credit in full with the sale of the TSV land in April 2017.

•
A decrease in impairment losses on real estate properties of $726,000 during the three months ended September 30, 2017, as compared to 2016, as a result of impairment losses recorded on the unimproved residential and commercial land located in Gypsum, Colorado and the medical office condominium property located in Gilbert, Arizona during 2016 (which were subsequently sold), whereas we recorded impairment losses of $368,000 on the marinas located in Bethel Island, California and Isleton, California during the three months ended September 30, 2017.

•
A decrease in the provision for loan losses of $358,000 during the three months ended September 30, 2017, as compared to 2016, due to an overall decrease in the loan portfolio and a decrease in the amount of land and residential loans in the portfolio which have a higher historical loss factor than commercial loans.

We believe, from period to period in the near term, there could be fluctuations in earnings and net income resulting from the lag time between the sale of our income-producing real estate assets and deployment of the proceeds into new loan investments.

Quarter End Loan Portfolio Summary

The following tables set forth certain information regarding the Company's loan portfolio at September 30, 2017 and December 31, 2016.

	September 30, 2017	December 31, 2016
By Property Type:
Commercial	$118,727,116	$102,442,111
Residential	14,232,827	19,001,677
Land	4,095,000	8,238,523
	$137,054,943	$129,682,311
By Position:
Senior loans	$133,665,434	$126,873,673
Junior loans	3,389,509	2,808,638
	$137,054,943	$129,682,311

The types of property securing the Company's commercial real estate loans are as follows:

	September 30, 2017	December 31, 2016
Commercial Real Estate Loans:
Office	$27,611,000	$33,608,898
Retail	27,295,190	19,959,635
Apartment	22,326,796	11,366,570
Storage	14,207,907	13,015,175
Hotel	11,559,892	9,567,143
Marina	3,500,000	3,500,000
Warehouse	3,000,000	—
Industrial	2,690,000	7,376,477
Parking garage	2,200,000	—
Assisted care	1,616,331	1,328,213
Church	1,175,000	1,175,000
Golf course	1,145,000	1,145,000
Restaurant	400,000	400,000
	$118,727,116	$102,442,111

Loans by geographic location:

	September 30, 2017		December 31, 2016
	Balance	Percentage	Balance	Percentage
California	$105,067,026	76.66%	$98,319,923	75.81%
Arizona	2,026,432	1.48%	4,655,517	3.59%
Colorado	1,595,000	1.16%	1,595,000	1.23%
Hawaii	1,450,000	1.06%	1,450,000	1.12%
Indiana	91,088	0.07%	—	—%
Michigan	10,526,662	7.68%	10,337,157	7.97%
Nevada	2,945,107	2.15%	3,669,584	2.83%
Ohio	3,755,000	2.74%	3,627,506	2.80%
Texas	6,508,628	4.75%	6,027,624	4.65%
Washington	3,092,000	2.25%	—	—%
	$137,054,943	100.00%	$129,682,311	100.00%

Quarter End Real Estate Property Portfolio

The following tables set forth certain information regarding the Company's real estate portfolio at September 30, 2017 and December 31, 2016.

Real Estate Held for Sale:

	September 30, 2017	December 31, 2016
Residential	$24,364,833	$—
Land (including land under development)	13,775,522	73,140,659
Retail	7,632,893	—
Golf course	1,999,449	1,970,437
Marina	3,336,400	—
Assisted care	5,699,777	—
Office	—	732,539
	$56,808,874	$75,843,635

Real Estate Held for Investment:

	September 30, 2017	December 31, 2016
Retail	$16,783,873	$16,829,995
Land	2,844,504	4,234,806
Residential	2,369,105	2,405,439
Assisted care	—	5,820,709
Office	3,562,285	3,962,869
Marina	—	4,025,945
	$25,559,767	$37,279,763

Conference Call
The Company will host a conference call to discuss the results on Thursday, November 9, 2017, at 10:00 a.m. PT / 1:00 p.m. ET.

To participate in the call, please dial (844) 850-0545 (United States) or (412) 317-5202 (International) and request the Owens Realty Mortgage call. A live webcast of the call will also be available on the Company's website at www.owensmortgage.com.  Please allow 10 minutes prior to the call to visit this site to download and install any necessary audio software.

An archive of the webcast will be available approximately one hour after completion of the live event and will be accessible on the Investor Relations section of the Company's website at www.owensmortgage.com until December 9, 2017.  To access the replay, dial (877) 344-7529 (United States) or (412) 317-0088 (International) and enter code: 10113837.

About Owens Realty Mortgage, Inc.
Owens Realty Mortgage, Inc., a Maryland corporation, is a specialty finance mortgage company organized to qualify as a real estate investment trust ("REIT") that focuses on the origination, investment, and management of small balance and middle-market commercial real estate loans. We provide customized, short-term acquisition and transition capital to commercial real estate investors that require speed and flexibility. Our primary objective is to provide investors with attractive current income and long-term shareholder value. Owens Realty Mortgage, Inc., is headquartered in Walnut Creek, California, and is externally managed and advised by Owens Financial Group, Inc.

Additional information can be found on the Company's website at www.owensmortgage.com.

Forward-Looking Statements
This press release includes "forward-looking statements" within the meaning of the safe harbor provisions of the United States Private Securities Litigation Reform Act of 1995. Forward-looking statements about Owens Realty Mortgage Inc.'s plans, strategies, prospects, and anticipated events, including anticipated loan production, expected savings in fees paid to our Manager, the maximum borrowings available under its credit facilities, anticipated construction progress and completion, potential leasing activities, and repositioning and possible sale of real estate assets, are based on current information, estimates, and projections; they are subject to, risks and uncertainties, as well as known and unknown risks, which could cause actual results to differ from expectations, estimates and projections and, consequently, readers should not rely on these forward-looking statements as predictions of future events. Words such as "expect," "target," "assume," "estimate," "project," "budget," "forecast," "anticipate," "intend," "plan," "may," "will," "could," "should," "believe," "predicts," "potential," "continue," and similar expressions are intended to identify such forward-looking statements.

Readers are cautioned not to place undue reliance upon any forward-looking statements, which speak only as of the date made. The Company does not undertake or accept any obligation to release publicly any updates or revisions to any forward-looking statement to reflect any change in its expectations or any change in events, conditions or circumstances on which any such statement is based. Additional information concerning these and other risk factors is contained in the Company's most recent filings with the Securities and Exchange Commission. All subsequent written and oral forward-looking statements concerning the Company or matters attributable to the Company or any person acting on its behalf are expressly qualified in their entirety by the cautionary statements above.

Selected Financial Data:

OWENS REALTY MORTGAGE, INC.
Consolidated Balance Sheets
(UNAUDITED)

	September 30, 2017	December 31, 2016
ASSETS
Cash and cash equivalents	$24,368,069	$434,243
Restricted cash	3,500,000	6,500,000
Loans, net of allowance for loan losses of $2,138,356 in 2017 and $2,706,822 in 2016	134,916,587	126,975,489
Interest and other receivables	2,264,324	2,164,335
Other assets, net of accumulated depreciation and amortization of $296,015 in 2017 and $251,729 in 2016	827,459	803,676
Deferred financing costs, net of accumulated amortization of $225,041 in 2017 and $107,744 in 2016	67,059	171,855
Deferred tax assets, net	5,159,150	7,248,977
Investment in limited liability company	2,187,803	2,140,482
Real estate held for sale	56,808,874	75,843,635
Real estate held for investment, net of accumulated depreciation of $3,135,917 in 2017 and $3,151,427 in 2016	25,559,767	37,279,763
Total assets	$255,659,092	$259,562,455
LIABILITIES AND EQUITY
LIABILITIES:
Dividends payable	$1,012,782	$1,402,496
Due to Manager	334,648	360,627
Accounts payable and accrued liabilities	1,737,443	3,699,859
Deferred gains on sales of real estate	209,662	209,662
Lines of credit payable	—	4,976,000
Notes and loans payable on real estate	29,780,790	33,385,934
Total liabilities	33,075,325	44,034,578
Commitments and Contingencies
EQUITY:
Stockholders' equity:
Preferred stock, $.01 par value per share, 5,000,000 shares authorized, no shares issued and outstanding at September 30, 2017 and December 31, 2016	—	—
Common stock, $.01 par value per share, 50,000,000 shares authorized, 11,198,119 shares issued, 10,063,913 and 10,247,477 shares outstanding at September 30, 2017 and December 31, 2016	111,981	111,981
Additional paid-in capital	182,437,522	182,437,522
Treasury stock, at cost – 1,134,206 and 950,642 shares at September 30, 2017 and December 31, 2016	(16,049,176)	(12,852,058)
Retained earnings	56,083,440	45,830,432
Total stockholders' equity	222,583,767	215,527,877
Total liabilities and equity	$255,659,092	$259,562,455

OWENS REALTY MORTGAGE, INC.
Consolidated Statements of Income
 (UNAUDITED)

	For the Three Months Ended		For the Nine Months Ended
	September 30, 2017	September 30, 2016	September 30, 2017	September 30, 2016
Revenues:
Interest income on loans	$2,963,394	$2,256,816	$8,151,798	$6,495,836
Rental and other income from real estate properties	1,265,961	2,191,357	3,392,168	6,782,758
Other income	48,138	45,804	138,222	133,114
Total revenues	4,277,493	4,493,977	11,682,188	13,411,708
Expenses:
Management fees to Manager	827,281	808,247	2,781,474	2,398,911
Servicing fees to Manager	93,179	73,477	270,834	218,083
General and administrative expense	510,574	338,696	1,540,260	1,242,040
Rental and other expenses on real estate properties	1,251,217	2,045,722	3,890,536	5,885,029
Depreciation and amortization	302,925	305,105	916,668	958,025
Interest expense	471,942	960,861	1,120,917	2,649,616
(Recovery of ) provision for loan losses	(396,980)	(38,966)	(221,700)	347,029
Impairment losses on real estate properties	367,831	1,094,071	649,457	3,204,221
Total expenses	3,427,969	5,587,213	10,948,446	16,902,954
Operating income (loss)	849,524	(1,093,236)	733,742	(3,491,246)
Gain on sales of real estate, net	582,496	20,195,367	14,460,030	25,034,182
Net income before income taxes	1,432,020	19,102,131	15,193,772	21,542,936
Income tax (expense) benefit	(1,275,700)	260,848	(2,089,827)	7,629,683
Net income	156,320	19,362,979	13,103,945	29,172,619
Less: Net income attributable to non-controlling interests	—	(3,630,318)	—	(3,586,963
Net income attributable to common stockholders	$156,320	$15,732,661	$13,103,945	$25,585,656

Per common share data:
Basic and diluted earnings per common share	$0.02	$1.54	$1.28	$2.50
Basic and diluted weighted average number of common shares outstanding	10,173,448	10,247,477	10,222,529	10,247,477
Dividends declared per share of common stock	$0.10	$0.08	$0.28	$0.24

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